As filed with the Securities and Exchange Commission on January 12, 2001

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

Spartan Stores, Inc.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-0593940 (I.R.S. Employer Identification Number)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518 (616) 878-2000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

James B. Meyer
President and Chief Executive Officer
Spartan Stores, Inc.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518
(616) 878-2000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies of Communication to: Alex J. DeYonker Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487 (616) 752-2140

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please, check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

______________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	$100,000,000 (1)	(1)	$100,000,000 (1)	$25,000 (1)
(1)

There are being registered hereunder such indeterminate number of debt securities as shall have an initial principal amount not to exceed $100,000,000.00, plus such additional principal amount as may be necessary such that, if debt securities are offered with original issue discount, the aggregate initial offering price of all debt securities being registered hereby will not exceed $100,000,000.00. The proposed initial offering price per debt security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the debt securities registered hereunder. The amount of the registration fee was calculated in accordance with Rule 457(o).

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION  8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[SPARTAN STORES LOGO]

PROSPECTUS

$100,000,000
SPARTAN STORES, INC.
Debt Securities

          SPARTAN STORES, INC. may from time to time offer and sell up to $100,000,000 of its debt securities ("Debt Securities"), in separate series, and in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus (each, a "Prospectus Supplement"). The Debt Securities will be sold directly by Spartan Stores. Spartan Stores has not engaged any underwriter or broker-dealer to assist it in this offering.

          The specific terms and conditions of the Debt Securities will be set forth in a Prospectus Supplement. These terms include, but are not limited to, designations, priority, subordination, aggregate principal amount, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption, if any, at the option of Spartan Stores or the holder, the initial public offering price, if any, of the Debt Securities, and various other matters. You should carefully read the Prospectus Supplement for the specific terms of the Debt Securities being offered to you.

          It is not expected that any trading market for the Debt Securities will develop.

         You should carefully review the "Risk Factors" beginning on page 4.

Offering Price of Debt Securities	Price to Public	Discounts and Commissions (1)	To Company or Other Persons (2)
Per Debt Security. . . . . Total maximum . . . . . .	100% 100%	$ 0 $ 0	100% 100%

(1)	Spartan Stores offers the Debt Securities directly for its own account. Spartan Stores has not retained an underwriter or broker-dealer to conduct this offering.
(2)	Before deducting expenses payable by Spartan Stores estimated at $71,000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

This Prospectus may not be used to complete sales of Debt Securities unless it is accompanied by a Prospectus Supplement.

The date of this Prospectus is February ____, 2001.

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus and in the accompanying Prospectus Supplement.

About this Prospectus

          This Prospectus is part of a registration statement that Spartan Stores filed with the Securities and Exchange Commission utilizing the "shelf" registration process. Under the shelf registration process, Spartan Stores may sell the Debt Securities described in this Prospectus in one or more offerings.

          This Prospectus provides you with a general description of the Debt Securities Spartan Stores may offer. Each time Spartan Stores sells Debt Securities, Spartan Stores will provide a Prospectus Supplement that will contain specific information about the terms of the offered Debt Securities. The Prospectus Supplement may also add to or update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with the additional information described below under "WHERE YOU CAN FIND MORE INFORMATION."

Spartan Stores

          Operating retail grocery stores in Michigan and Ohio and distributing grocery and related products to independently owned grocery stores throughout the Midwest, Spartan Stores is a premier regional food retailer and distributor based in Grand Rapids, Michigan. Spartan Stores operates its corporate owned grocery stores under the banners of Food Town, Ashcraft's Markets, Family Fare, Glen's Markets and Great Day. Spartan Stores also operates deep discount drugstores under the name The Pharm.

          Spartan Stores also operates distribution centers and warehouses in Michigan and Ohio from which it supplies a comprehensive selection of national brand and private label grocery and related products to retail grocery stores. Spartan Stores also distributes assorted products to convenience stores and other retail locations in several states and provides real estate services in connection with both its retail and wholesale business operations.

          Spartan Stores' principal offices are located at 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518. Its telephone number is (616) 878-2000.

The Offering

Debt Securities Offered

$100,000,000 principal amount (plus such additional principal amount such that, if Debt Securities are issued with original issue discount, the aggregate offering price of all Debt Securities will not exceed $100,000,000)

Offering Price	Face value, without discount (unless otherwise provided in a Prospectus Supplement)

Interest Rate	To be set forth in a Prospectus Supplement

Maturity Date	To be set forth in a Prospectus Supplement

Other Terms	To be set forth in a Prospectus Supplement

Investment Considerations

Each prospective investor should carefully consider the summary of certain factors set forth in "RISK FACTORS" beginning on page 4. Modified or additional risk factors may be set forth in a Prospectus Supplement

Use of Net Proceeds	For general corporate purposes

RISK FACTORS

          In addition to general risks of investments and economic conditions, you should carefully consider the following factors before purchasing any Debt Securities.

This Prospectus contains forward-looking statements

          This Prospectus and the Prospectus Supplement delivered with this Prospectus, as well as documents incorporated by reference into this Prospectus, include "forward-looking statements" about Spartan Stores' strategies, objectives, goals, expectations or projections. You can identify forward-looking statements by words or phrases indicating that Spartan Stores or its management "expects," "anticipates," "projects," " plans" or "believes" that a particular event "may result" or "will likely result" or that a particular event "may occur" or "will likely occur" in the future, or similar expressions. These forward-looking statements are found at various places throughout this Prospectus, the Prospectus Supplement delivered with this Prospectus and the other documents incorporated herein by reference, including Spartan Stores' Annual Report on Form 10-K filed for the most recent fiscal year and its Quarterly Reports on Form 10-Q filed during the current fiscal year. You should not place undue reliance on these forward-looking statements, which speak only as of the dates on which they were made. In addition to other risks and uncertainties described in this Prospectus, there are many important factors that could cause actual results to be materially different from Spartan Stores' current expectations.

          Anticipated future sales are subject to competitive pressures from many sources. Spartan Stores' grocery store and convenience store retail and distribution businesses compete with many warehouse discount stores, supermarkets, pharmacies and product manufacturers. Competitive pressures in these and other business segments may result in unexpected reductions in sales volumes and product prices.

          Operating and administrative expenses may be adversely affected by unexpected costs associated with, among other factors:

•	the integration of the business operations of the retail stores and other businesses acquired by Spartan Stores;

•	future business acquisitions, including additional retail stores;

•	unanticipated labor shortages, stoppages or disputes;

•	business divestitures;

•	increased transportation or fuel costs; and

•	current or future lawsuits and administrative proceedings.

          Spartan Stores' future interest expense and income also may differ from current expectations, depending upon the following, among other factors:

•	the amount of additional borrowings necessary for business acquisitions;

•	interest rate changes;

•	inventory levels; and

•	retail property sales.

          Spartan Stores intends this section to provide meaningful cautionary statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This should not be construed as a complete list of all economic, competitive, governmental and technological factors that could adversely affect Spartan Stores' expected consolidated financial position, results of operations or liquidity. Spartan Stores disclaims any obligation to update its forward-looking statements to reflect events or circumstances that occur after date of this document.

The operation of retail stores is a new line of business for Spartan Stores

          Historically, Spartan Stores has focused primarily on the distribution of groceries and merchandise and the delivery of related services to independently owned retail grocery stores and convenience stores. However, in January 1999, Spartan Stores began acquiring retail grocery stores. As of January 2001, Spartan Stores owned and operated 93 retail grocery stores and 26 deep discount drug stores in Michigan and Ohio. Spartan Stores plans to acquire additional retail stores. There are important differences between operating a distribution business and a retail business involving multiple locations. Spartan Stores cannot assure you that it will be able to operate successfully in this line of business or even that its operation of grocery stores will not result in significant losses.

Spartan Stores may not be successful in the integration of its acquired retail stores

          All of Spartan Stores' retail grocery stores and deep discount drug stores have been acquired since January 1999. The success of Spartan Stores' retail store acquisitions will depend in part on whether Spartan Stores obtains the business synergies and related cost savings that it anticipated in connection with these transactions and any future acquisitions.

          Spartan Stores may encounter problems associated with the assimilation of these retail business operations that could adversely affect its results of operations or financial condition. Some of the problems that may arise include:

•	difficulties in assimilation of acquired personnel, operations, systems or procedures;

•	inability to realize synergies in the amounts or within the time frame expected by management;

•	unanticipated expenses associated with the acquisitions;

•	adverse effects on existing business relationships with independent retail grocery store customers; and

•	the inability to retain employees of the acquired businesses.

          Spartan Stores cannot predict the full range of integration problems that may occur.

The lines of business in which Spartan Stores operates are extremely competitive

          The grocery, pharmacy and convenience store industries are characterized by intense competition and low profit margins. Spartan Stores' retail business competes with national and regional supermarkets and pharmacy chains, independent and specialty grocers, drug stores, convenience stores, warehouse club stores, deep discount drug stores, supercenters, mass merchandisers, wholesale membership clubs, shop-at-home services, restaurants and fast food businesses. In addition, Spartan Stores' distribution business competes with a number of grocery and convenience store wholesalers and with a number of other businesses that market their products directly to food retailers. These competitors include companies that have greater assets and larger sales volume than Spartan Stores.

          Accordingly, Spartan Stores does and will face significant competition from existing and new participants in the retail and wholesale grocery, pharmacy and convenience store industries. This competition may result in reduced profit margins and other adverse effects on Spartan Stores, its company-owned retail grocery stores and drug stores and the independent retail grocery stores and convenience stores supplied by Spartan Stores. In addition, ongoing industry consolidation could result in the loss of customers currently supplied by Spartan Stores and could confront Spartan Stores' retail operations with competition from larger and more well-capitalized chains in existing or new markets. Spartan Stores cannot assure you that it will be able to compete successfully in this environment.

Spartan Stores' indebtedness could affect its success

          As of December 2, 2000, Spartan Stores had total outstanding indebtedness of approximately $341.5 million, and had approximately $98 million available for additional borrowings under its credit facility.

          Spartan Stores' ability to meet its payment obligations on its debt (including the Debt Securities) and to meet its other obligations will depend upon its future performance, which will be affected by economic, financial, competitive and other factors beyond its control. Spartan Stores' debt service obligations may make it more difficult for Spartan Stores to achieve profitability objectives or to pay dividends or other distributions to its shareholders. Furthermore, the payment of dividends and other distributions to shareholders is subject to certain restrictions under Spartan Stores' current credit facility.

          Spartan Stores cannot assure you that its businesses will continue to generate cash flow at or above current levels or that forecasted levels will occur. If Spartan Stores can't meet its obligations and fund its operational requirements with its available resources, Spartan Stores may have to refinance all or a portion of its existing debt, sell assets or obtain additional financing. Spartan Stores cannot assure you that any such refinancing would be possible or that any such sales of assets or additional financing could be completed, or completed on terms favorable to Spartan Stores.

Subordinated Debt Securities will be subordinated to Spartan Stores' other indebtedness

          The Debt Securities offered hereby may be subordinated to Spartan Stores' other indebtedness. See "SUBORDINATED SECURITIES," beginning on page 19.

The Debt Securities will be unsecured

          The Debt Securities will be direct, unsecured obligations of Spartan Stores and are not entitled to any payment or liquidation preference. Spartan Stores' indebtedness under its credit facility is secured by a lien on substantially all of Spartan Stores' assets. Neither of the Indentures under which Debt Securities will be issued (see "GENERAL DESCRIPTION OF DEBT SECURITIES") limits the amount of additional indebtedness that Spartan Stores may incur. Unless otherwise specified in this Prospectus or in a Prospectus Supplement, Spartan Stores may sell or encumber its assets without the consent of the holders of Debt Securities. Accordingly, in the event of a bankruptcy or receivership of Spartan Stores, Spartan Stores' assets may be insufficient to satisfy its outstanding Debt Securities. In addition, because the Debt Securities are unsecured, holders of Debt Securities will have a lower priority to Spartan Stores' assets than would secured lenders in the event of a bankruptcy or receivership of Spartan Stores, even if such Debt Securities are not specifically subordinated to Spartan Stores' other indebtedness.

The issuance of Spartan Stores preferred stock could adversely affect the rights of Debt Securities

          Spartan Stores is authorized to issue 10 million shares of preferred stock with whatever preferences, limitations and voting, and other rights the Spartan Stores board of directors may determine before issuance of the shares. The Spartan Stores board, without the approval of the holders of Debt Securities, could issue preferred stock with voting or conversion rights that could adversely affect rights of holders of Debt Securities.

Holders of Debt Securities will have no control over Spartan Stores

          The holders of the Debt Securities will contribute capital to Spartan Stores through the purchase of the Debt Securities, but will not be granted voting rights or other control over the affairs of Spartan Stores.

There will likely be no public trading market for the Debt Securities

          Although the Debt Securities have been registered under the federal Securities Act, there is currently no trading market for the Debt Securities and it is unlikely that any such market will develop. Moreover, Spartan Stores does not intend to take any steps to facilitate the development of a trading market for the Debt Securities.

There is no minimum amount of Debt Securities that must be sold in this offering

          Spartan Stores has not established a minimum principal amount of Debt Securities that must be sold before making any sales. Spartan Stores cannot assure you that it will sell any or all of the Debt Securities that are the subject of this offering.

INFORMATION ABOUT SPARTAN STORES

General

          Spartan Stores, Inc. is a premier regional food retailer and distributor based in Grand Rapids, Michigan. Spartan Stores operates retail grocery stores in Michigan and Ohio under the banners of Food Town, Ashcraft's Markets, Family Fare, Glen's Markets and Great Day. Spartan Stores also operates deep discount drugstores under the name The Pharm.

          Spartan Stores operates grocery distribution centers and warehouses in Michigan and Ohio from which it supplies a comprehensive selection of national brand and private label grocery and related products to retail grocery store customers. In addition to its retail food and grocery distribution businesses, Spartan Stores distributes assorted products to convenience stores and other retail locations in several states and provides real estate services in connection with both its retail and wholesale business operations.

          Spartan Stores' business strategy includes growing its retail operations primarily through acquisitions while increasing efficiencies in its distribution operations. Spartan Stores looks to expand its retail operations in the Midwest. Continued expansion of its retail grocery business will allow Spartan Stores to more fully realize operational efficiencies throughout the supply chain and expand its geographic coverage and enhance its marketing and merchandising programs. These operational efficiencies will benefit both Spartan Stores-owned retail grocery stores as well as independent food retailers supplied by Spartan Stores.

          Spartan Stores operates on a 52-53 week fiscal year, with the fiscal year ending on the last Saturday in March. Spartan Stores' principal executive offices are located at 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518. Spartan Stores' telephone number is (616) 878-2000.

Retail Grocery Business

          Spartan Stores operates retail grocery stores throughout Michigan and Ohio. Spartan Stores acquired these operations in five separate transactions beginning in 1999 and continues to operate them under their original names of Food Town, Ashcraft's Markets, Family Fare, Glen's Markets and Great Day.

          Spartan Stores' company-owned stores typically offer dry grocery, produce, dairy products, meat, floral, seafood, health and beauty care, cosmetics, delicatessen and bakery goods. Spartan Stores' larger stores also typically offer pharmacy and banking facilities. In addition to nationally advertised products, the stores carry " Spartan Stores" brand private label items and "Home Harvest," Spartan Stores' "value" brand label. Spartan Stores ships products from its main warehouse and distribution center in Grand Rapids, Michigan, and from warehouses in Plymouth, Michigan and Maumee, Ohio. Spartan Stores also operates an 18,000 square foot bakery in Hudsonville, Michigan as part of its retail business.

Grocery Distribution Business

          Spartan Stores' grocery distribution business provides its wholesale customers and company-owned stores with a selection of approximately 40,000 items, including dry grocery, produce, dairy products, meat, frozen food, seafood, floral, general merchandise, tobacco, pharmacy and health and beauty care items. Spartan Stores supplies its customers with both nationally advertised products and highly recognized "Spartan Stores" brand private label items. Spartan Stores also supplies its customers with "Home Harvest," Spartan Stores' "value" label.

          Spartan Stores also provides its wholesale customers with a broad spectrum of additional services, including:

•	Site identification and market analyses	•	Coupon redemption
•	Store planning and development	•	Product reclamation
•	Marketing, promotion and advertising	•	Printing
•	Technology and information services	•	Merchandising
•	Accounting and tax preparation	•	Real estate services
•	Human resource services

Convenience Store Distribution Business

          Spartan Stores' convenience store distribution business provides a selection of confections, tobacco products, specialty foods and other grocery products to convenience stores and other retail locations in Georgia, Michigan, Illinois, Indiana, Kentucky, Ohio, Pennsylvania, Tennessee and West Virginia. Spartan Stores also operates cash and carry outlets in Michigan and Ohio serving convenience stores.

Competition

          Spartan Stores' retail grocery and distribution businesses are characterized by intense competition and low profit margins. The principal competitive factors in the retail industry that face Spartan Stores' owned stores and the independent retail stores supplied by Spartan Stores include the location and image of the store; the price, quality and variety of products; and the quality and consistency of service. The principal competitive factors facing Spartan Stores in the distribution industry are price, product quality and variety and service. Spartan Stores believes that both itself and the customers it supplies are generally competitive in their markets.

          Spartan Stores' company-owned stores and the independent retail grocery stores supplied by Spartan Stores all compete with other retail grocery stores and with several large chain stores that have integrated wholesale and retail operations, including Farmer Jack and Kroger stores. These stores also compete with mass merchandisers, such as Meijer, Inc; Wal*Mart Stores, Inc. and Kmart Corporation, limited assortment stores, wholesale membership clubs, such as Sam's Club (a unit of Wal*Mart Stores, Inc.) and Costco Companies, Inc., convenience stores, shop-at-home services, restaurants and fast food businesses. Spartan Stores' success is in large part dependent upon the ability of its company-owned stores and the other grocery stores it supplies to compete with the larger grocery store and convenience store chains. Some of these companies have greater assets and larger sales volume than Spartan Stores and its wholesale customers.

          Spartan Stores' grocery distribution business competes with a number of grocery wholesalers, including SUPERVALU, Inc., Fleming Companies, Inc., Roundy's, Inc. and Nash Finch Company. Spartan Stores' convenience store distribution business competes with a number of convenience store wholesalers, including EBY Brown Company, McLane Company, Inc. and S. Abraham and Sons, Inc. The distribution business also competes with a number of other businesses that market their products directly to food retailers. Some of these companies have greater assets and larger sales volume than Spartan Stores.

Grocery Distribution Customers

          Spartan Stores' grocery distribution segment supplies the retail stores owned by Spartan Stores and a diverse group of independent grocery store operators. Each grocery distribution customer enters into a customer agreement with Spartan Stores. In addition, Spartan Stores from time to time enters into loan agreements, leases, guarantees and other agreements under which some of its grocery distribution customers agree to purchase a minimum percentage of products from Spartan Stores for the term of the agreement.

Suppliers

          Spartan Stores purchases products from a large number of national, regional and local suppliers of name brand and private label merchandise. Spartan Stores depends on these suppliers for brand name products. However, Spartan Stores has not encountered difficulty in procuring or maintaining an adequate level of products to serve its customers.

Regulation

          In addition to laws and regulations affecting businesses generally, Spartan Stores is subject to federal, state and local laws and regulations covering the purchase, handling, sale and transportation of its products and is subject to the jurisdiction of the federal Food and Drug Administration.

USE OF PROCEEDS

          Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by Spartan Stores from the sale of the Debt Securities offered hereby will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

          The following are the consolidated ratios of earnings to fixed charges for the 24-week period ended September 9, 2000 and for each of the fiscal years in the five-year period ended March 25, 2000.

	24-Week Period Ended	Year Ended March
	September 9, 2000	2000	1999	1998	1997	1996(1)
Ratio of Earnings to Fixed Charges:	2.16	1.80	2.96	2.60	2.17	(1.37)

__________________________

(1)	Spartan Stores' 1996 operations were affected by a restructuring charge of $46.4 million. Excluding this charge, the ratio would have been 2.05.

          For purposes of computing the ratio of earnings to fixed charges, "earnings" has been divided by fixed charges. "Earnings" consist of (1) pretax income/(loss) from continuing operations before adjustment for extraordinary items and (2) fixed charges.

          "Fixed charges" consist of interest on short-term borrowings and long-term debt, amortized expenses relating to indebtedness and an estimate of interest within rental expense.

GENERAL DESCRIPTION OF DEBT SECURITIES

          The Debt Securities will constitute either "Non-Subordinated Securities" or "Subordinated Securities" of Spartan Stores. The Non-Subordinated Securities will be issued under an Indenture dated January 12, 2001 between Spartan Stores and Chase Manhattan Trust Company, National Association, and the Subordinated Securities will be issued under an indenture between Spartan Stores and a trustee to be determined, dated on or prior to the issuance of Subordinated Securities thereunder (respectively, the "Non-Subordinated Indenture" and the "Subordinated Indenture" and, collectively, the "Indentures").

          As used in this discussion, the term "Trustee" means, with respect to the Non-Subordinated Indenture, Chase Manhattan Trust Company, National Association, and, with respect to the Subordinated Indenture, the trustee chosen to act under the Subordinated Indenture. A copy of each of the Indentures has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "WHERE YOU CAN FIND MORE INFORMATION." Spartan Stores urges you to read the Indenture that is applicable to your Debt Securities because it defines your rights.

          The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms contained in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or definitions shall be incorporated into this discussion by reference. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such offered Debt Securities. See "ABOUT THIS PROSPECTUS." Unless otherwise indicated, section references contained in these summaries refer to both Indentures.

          The right of Spartan Stores, and hence the right of creditors and shareholders of Spartan Stores, including the holders of the Debt Securities, to participate in any distribution of assets of any subsidiary of Spartan Stores upon its liquidation, reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that the claims of Spartan Stores itself as a creditor of the subsidiary may be recognized.

General

          The Debt Securities will be direct, unsecured obligations of Spartan Stores. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amounts of other indebtedness that may be incurred or other securities that Spartan Stores may issue. The Non-Subordinated Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of Spartan Stores. The Subordinated Securities will be subordinated as described below under "Subordinated Securities."

          Please refer to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, where applicable, of the offered Debt Securities in respect of which this Prospectus is being delivered:

•	the title of the offered Debt Securities, and whether the Debt Securities are Non-Subordinated Securities or Subordinated Securities;

•	the rate or rates (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, and the basis of determining the interest;

•

the date or dates from which interest, if any, on the offered Debt Securities will accrue, the interest payment dates, if any, the dates on which payment of such interest, if any, will commence and the regular record dates for such interest payment dates, if any;

•

whether the amount of payments of principal of, premium (if any) and interest on such offered Debt Securities may be determined with reference to an index, formula or other method and, if so, the manner in which such amounts will be determined;

•	the price or prices at which the offered Debt Securities will be issued;

•	the date or dates on which the offered Debt Securities will mature;

•	the priority of payment of the offered Debt Securities;

•

the date, if any, after which, and the price or prices at which, the offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the holder thereof and the other detailed terms and provisions of such optional redemption;

•	the limit, if any, on the aggregate principal amount of the offered Debt Securities;

•	if other than the Trustee, the identity of the security registrar, paying agent and/or authenticating agent;

•	whether the principal of, any premium or interest on any of offered Debt Securities may be payable by check, wire transfer, or other method on terms satisfactory to Spartan Stores and the Trustee;

•	information with respect to book-entry procedures, if applicable;

•

whether and under what circumstances Spartan Stores will pay "Additional Amounts" as contemplated by Section 1004 of the Indenture (the term ''interest,'' as used in this Prospectus, includes such Additional Amounts); and

•	any other terms of the offered Debt Securities.

If so provided in the applicable Prospectus Supplement, Debt Securities of a single series may be issued having different terms and provisions.

          The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and the Indentures provide that, in addition to the Debt Securities, additional Debt Securities may be issued thereunder from time to time in one or more series (see Section 301 of the Indentures). Unless otherwise provided in a Prospectus Supplement, all Debt Securities issued under an Indenture will rank equally and ratably with any additional Debt Securities issued under that Indenture.

          Debt Securities may be issued as "Original Issue Discount Securities" (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a discount below their face amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder for such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Original Issue Discount Security and the applicable Indenture, but may be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

          The Indentures do not contain any terms which would afford protection to holders of Debt Securities issued thereunder in the event of a recapitalization, a change of control, a highly leveraged transaction or a restructuring involving Spartan Stores that results in a downgrade of Spartan Stores' public debt rating.

          The maximum number and principal amount of Debt Securities that may be subscribed for by any purchaser may be limited by Spartan Stores at its discretion and is further limited by the general limitation on the aggregate amount of Debt Securities offered for sale under this offering.

Term and Maturity

          Spartan Stores may issue Debt Securities at any time. The term and maturity date of any offered Debt Securities will be specified in the applicable Prospectus Supplement.

Interest Rate

          The rate of interest on the Debt Securities will be specified in the applicable Prospectus Supplement.

Right of Optional Redemption; Notice of Optional Redemption

          All Debt Securities may be redeemed by Spartan Stores at any time and in its sole discretion upon written notice sent by Spartan Stores to the holder(s) of the Debt Securities which are to be redeemed. Any Debt Security may be redeemed at any time without regard to the date of its issuance (see Article Eleven of the Indentures). Spartan Stores must give written notice of its election to redeem any Debt Securities to the Trustee at least 60 days prior to the date fixed for the redemption. Unless a particular series of Debt Securities allows a shorter notice period, the Trustee must give at least 30, but not more than 60, days notice of the redemption to the holders of the Debt Securities to be redeemed.

          On or prior to the redemption date, Spartan Stores must deposit with the Trustee an amount sufficient to pay the redemption price, as well as accrued but unpaid interest and Additional Amounts on the Debt Securities to be redeemed. Spartan Stores may pay interest and principal on the Debt Securities from any source that it has available to it.

Repayment or Redemption at the Option of Holders

          Unless specified in Prospectus Supplement, Debt Securities are not repayable or redeemable prior to their maturity date at the option of the holders of the Debt Securities. If a series of Debt Securities is repayable or redeemable at the option of holders, the applicable Prospectus Supplement will describe the terms and conditions of, and the procedures for, repayment or redemption.

No Sinking Fund

          Spartan Stores has not established and does not expect to establish a sinking fund or any periodic payment or set-aside programs to ensure Spartan Stores will have sufficient sums to pay interest on the Debt Securities or to redeem the Debt Securities at their maturity or optional redemption or repayment (if applicable) dates.

Liquidation, Sale of Assets or Termination of Existence of Spartan Stores

          The Debt Securities are unsecured liabilities of Spartan Stores and are not entitled to any preference beyond that to which they are entitled as a matter of law upon the liquidation or termination of existence of Spartan Stores. Unless otherwise specified in this Prospectus or in the applicable Prospectus Supplement, Spartan Stores may sell or encumber its assets without the consent of the holders of Debt Securities.

Events of Default

          Unless otherwise specified in a Prospectus Supplement, the following will be "Events of Default" with respect to any series Debt Securities:

•	failure to pay any interest or any Additional Amounts on any Debt Security of that series when due, and continuance of such default for 30 days;

•	failure to pay principal of or premium, if any, on any Debt Security of that series when due;

•

failure to perform any other covenant or warranty of Spartan Stores in the Indenture or the Debt Securities (other than a covenant or warranty included in that Indenture solely for the benefit of a series of Debt Securities other than that series) and continuation of that failure for 60 days after written notice as provided in that Indenture;

•	certain events in bankruptcy, insolvency or reorganization of Spartan Stores or any Principal Subsidiary; and

•

any other Event of Default provided with respect to Debt Securities of the series in the board resolution or supplemental indenture authorizing that series of Debt Securities (see Section 501 of the Indentures). A "Principal Subsidiary" is a subsidiary the consolidated assets of which constitute 25% or more of Spartan Stores' consolidated assets (see Section 101 of the Indentures).

Acceleration of Maturity

          If any Event of Default (as described above) with respect to Debt Securities of any series at the time outstanding occurs and continues, then the Trustee or the holders of not less than 50% in principal amount of the outstanding (as determined below) Debt Securities of that series may declare the principal amount or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series, of all Debt Securities of that series to be due and payable immediately by a notice in writing to Spartan Stores (and to the Trustee if given by holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree based on such acceleration has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, except, in the case of Non-Subordinated Securities, the non-payment of principal of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the applicable Indenture (see Section 502 of the Indentures).

Registration, Transfer, Payment and Paying Agent

          Each series of Debt Securities will be issued in registered form only, without coupons ("Registered Securities"). No service charge will be made for any transfer or exchange of the Debt Securities, but Spartan Stores may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange (see Section 305 of the Indentures).

          Unless otherwise described in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the offered Debt Securities will be payable, and the transfer of the offered Debt Securities will be registrable, at the Trustee's principal offices, provided that payment of interest may be made by check mailed to the address appearing in the security register of the person in whose name a Registered Security is registered at the close of business on the regular record date for the payment of interest (see Sections 305 and 307 of the Indentures).

Global Securities

          The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form (i.e., Registered Securities), a Global Security will not be transferable except as a whole by the Depositary for such Global Security to a nominee of the Depositary, to the Depositary, to a successor of the Depositary or to a nominee of such successor.

          The specific terms of the depositary arrangement with respect to a series of Debt Securities issued in the form of Global Securities will be described in the Prospectus Supplement relating to such series.

Restrictive Covenants

          The Indentures contain covenants requiring Spartan Stores to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, subject to Article Eight of the Indentures. Under Article Eight of the Indentures, Spartan Stores may consolidate or merge with or into, or convey, transfer or lease its property as an entirety or substantially as an entirety to, any person(s); provided, however, that (1) such person (or persons) is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and expressly assumes (a) the due and punctual payment of the principal of, any premium and interest on the Debt Securities and (b) the performance of every other covenant that Spartan Stores is to perform or observe under the applicable Indenture, (2) no Event of Default occurs and is continuing immediately after giving effect to the transaction, and (3) either Spartan Stores or the successor person to the Trustee issues certain certificates and opinions specified in the applicable Indenture which state that the transaction complies with that Indenture (see Section 801 of the Indentures).

Defeasance and Discharge

          Article Four of the Indentures allows Spartan to discharge all of its obligations (with certain limited exemptions) with respect to a particular series of Debt Securities in some circumstances. To be so discharged, the requirements of clauses (1), (2) and (3) below must be satisfied:

          (1)          either (a) all Debt Securities of that series previously issued (with certain exemptions) have been delivered to the Trustee for cancellation; or (b) all Debt Securities of that series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) if they are redeemable at Spartan Stores' option, they are to be called for redemption within one year under arrangements satisfactory to the Trustee, and Spartan Stores, in the case of (i), (ii) or (iii) above, has deposited or caused to be deposited with the Trustee an amount of money that is sufficient to pay and discharge the entire indebtedness on those Debt Securities not previously delivered to the Trustee for cancellation; and

          (2)          Spartan Stores has paid all other sums payable under the applicable Indenture with respect to the outstanding Debt Securities of that series; and

          (3)          Spartan Stores has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the Indenture as to that series of Debt Securities have been complied with.

Modification and Waiver

          Each Indenture provides that modifications and amendments may be made by Spartan Stores and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected thereby; provided, however, that no modifications or amendments may, without the consent of the holder of each outstanding Debt Security affected thereby,

•	change the stated maturity date of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any Debt Security;

•	reduce the principal amount thereof, or the rate of interest (if any) on, or Additional Amounts, if any, in respect of, or any premium payable upon the redemption of any Debt Security;

•	change the place of payment for any Debt Security;

•	adversely affect the right of repayment at the option of the holder, as provided in the applicable Indenture;

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity date thereof or, in the case of redemption or repayment, on or after the redemption or repayment date;

•	reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required to modify or amend the applicable Indenture;

•

reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults;

•	reduce any of the requirements for quorum or voting, as set forth in the applicable Indenture;

•	modify (with certain exceptions) any provision of the applicable Indenture relating to modification and amendment of such Indenture or waiver of compliance with conditions and defaults thereunder;

•	with respect to the Subordinated Indenture, alter in any respect the provisions regarding subordination of the Subordinated Securities issued thereunder in a manner adverse to the holders thereof;

•	reduce the principal amount of Original Issue Discount Securities which could be declared due and payable upon acceleration of the maturity thereof; or

•	change the obligation of Spartan Stores to pay Additional Amounts (see Section 902 of the Indentures).

          The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Spartan Stores and the Trustee with certain restrictive provisions of the Indentures (see Section 1006 of the Indentures). Also, the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of (and premium, if any) or interest on or Additional Amounts payable in respect of any Debt Security of such series or in respect of a covenant or provision which under the terms of the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding affected Debt Security of such series (see Section 513 of the Indentures).

          Spartan Stores and the Trustee may modify or amend an Indenture without the consent of any holder of Debt Securities for any of the following purposes:

•	to evidence the succession of another person to Spartan Stores;

•	to add to the covenants of Spartan Stores for the benefit of the holders of all or any series of Debt Securities;

•

to add to or change any of the provisions of the Indenture, to change or eliminate any restrictions on the payment of principal of, any premium or interest on or any Additional Amounts with respect to Debt Securities, or to permit or facilitate the issuance of Securities in uncertificated form, provided any such action does not adversely affect the interests of the holders of Debt Securities of any series in any material respect;

•	to establish the form or terms of Debt Securities of any series;

•	to provide for the appointment of a successor Trustee;

•

to cure any ambiguity, or to supplement any provision which may be defective or inconsistent with any other provision in the Indenture, or to make any other provision with respect to the Indenture which does not adversely affect the interests of holders of Debt Securities of any series in any material respect under the Indenture;

•

to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities, as set forth in the Indenture;

•	to add any additional Events of Default with respect to all or any series of Debt Securities;

•

to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the discharge of any series of Debt Securities pursuant to Article Four of the Indenture, provided that any such action does not adversely affect the interests of any holder of a Debt Security of such series or any other Debt Security in any material respect;

•

to amend or supplement any provision contained in the Indenture or in any supplement thereto, provided such action does not adversely affect the interests of the holders of Debt Securities in any material respect; or

•

to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, and to add to the Indenture such other provisions as may be expressly required by the Trust Indenture Act (see Section 901 of the Indentures).

Outstanding Debt Securities

          The Indentures require the holders of certain percentages of the outstanding Debt Securities to take certain actions. Generally, the amount of "outstanding" Debt Securities is the principal amount of the Debt Securities that are outstanding at that time. However, the Indentures also set forth the following special rules. In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under each of the Indentures, (1) the principal amount of an Original Issue Discount Security that may be counted in making such determination and that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (2) the principal amount of any "Indexed Security" (as defined in Section 101 of the Indentures) that may be counted in making such determination and that shall be deemed outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided in or pursuant to this Indenture, and (3) Debt Securities owned by Spartan Stores or any other obligor upon the Debt Securities or any affiliate of Spartan Stores or other such obligor shall be disregarded and deemed not to be outstanding (see Section 101 of the Indentures).

Additional Provisions

          Each of the Indentures provides that the applicable Trustee will be under no obligation (subject to the duty of the Trustee during a default thereunder to act with the required standard of care) to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered the Trustee reasonable indemnity (see Section 602(e) of the Indentures). Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (see Section 512 of the Indentures).

          No holder of any Debt Security of any series will have the right to institute any proceeding with respect to the Indenture under which such holder's Debt Securities were issued for any remedy thereunder, unless: (1) the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (2) the holders of at least a majority in principal amount of the outstanding Debt Securities of that series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; (3) the Trustee has failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and (4) the Trustee has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request within such 60-day period (see Section 507 of the Indentures). However, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, and premium, if any, and interest, if any, on, or any Additional Amounts in respect of, such Debt Security on the due dates expressed in such Debt Security, and to institute suit for the enforcement of any such payment and such right of conversion (see Section 508 of the Indentures).

          Spartan Stores is required to furnish to the Trustee annually a statement as to performance or fulfillment of certain of its obligations under the applicable Indenture and as to any default in such performance or fulfillment (See Section 1007 of the Indentures).

          Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of Michigan (see Section 113 of the Indentures).

SUBORDINATED SECURITIES

          The Subordinated Securities will be direct, unsecured obligations of Spartan Stores and will rank in priority of payment with outstanding and future indebtedness of Spartan Stores as set forth below.

          During the continuance beyond any applicable grace period of any default with respect to Senior Indebtedness (as defined below), no payment of principal of and premium (if any) and interest on the

Subordinated Securities may be made by Spartan Stores until payment in full of all principal of and premium (if any) and interest on such Senior Indebtedness. In addition, upon any distribution of assets of Spartan Stores upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and premium (if any) and interest on the Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture to the prior payment in full of all Senior Indebtedness (see Section 1401 of the Subordinated Indenture).

          "Senior Indebtedness" is defined in the Subordinated Indenture as any indebtedness, including principal, premium (if any) and interest, for money borrowed (including all indebtedness of Spartan Stores for borrowed and purchased money of Spartan Stores, all obligations of Spartan Stores arising from off-balance sheet guarantees by Spartan Stores and direct credit substitutes, and obligations of Spartan Stores associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts) that is outstanding on the date of execution of the Subordinated Indenture, or is thereafter created, incurred or assumed, for the payment of which Spartan Stores is at the time of determination responsible or liable as obligor, guarantor or otherwise, and all deferrals, renewals, extensions and refundings of any such indebtedness or obligations, other than the Subordinated Securities or any other indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to the Subordinated Securities (see Section 101 of the Subordinated Indenture). At December 2, 2000, Spartan Stores had outstanding approximately $341.5 million of Senior Indebtedness.

PLAN OF DISTRIBUTION

Persons Conducting the Offering; Expenses

          The Debt Securities are offered by Spartan Stores through its officers and certain designated associates and not through the efforts of underwriters, brokers or dealers. Consequently, no underwriting discounts and commissions or finders fees have been or will be paid by Spartan Stores on the sale of the Debt Securities. Spartan Stores will pay all offering costs and expenses.

How To Purchase Debt Securities

          Please refer to the applicable Prospectus Supplement for information about how to purchase Debt Securities.

Continuation of the Offering

          Spartan Stores will continue the offering of the Debt Securities until an aggregate of $100,000,000 principal amount has been sold or the offering is terminated by Spartan Stores. Upon redemption of a given Debt Security, Spartan Stores will cancel and retire the redeemed Debt Security. The offering may be terminated by Spartan Stores at any time and in its sole discretion.

No Minimum Offering

          There is no minimum principal amount of Debt Securities that must be sold to complete this Offering. Spartan Stores offers the Debt Securities on a "best efforts," continuous basis. Thus, Spartan Stores will not place any funds received in any escrow, trust or other arrangement pending the receipt of minimum amount of offering proceeds. There is no assurance that any or all Debt Securities will be sold.

LEGAL MATTERS

          The validity of the Debt Securities offered hereby has been passed upon for Spartan Stores by Warner Norcross & Judd LLP, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503-2489. Alex J. DeYonker, a Director and the General Counsel and Secretary of Spartan Stores, is a partner of Warner Norcross & Judd LLP.

EXPERTS

          The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from Spartan Stores' Annual Report on Form 10-K for the year ended March 25, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Securities and Exchange Commission (the "SEC") allows Spartan Stores to "incorporate by reference" information into this Prospectus. This means that Spartan Stores can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this Prospectus or in a Prospectus Supplement. This Prospectus also incorporates by reference the documents listed below that Spartan Stores has previously filed with the SEC under the Securities Exchange Act of 1934. They contain important information about Spartan Stores and its financial condition.

•	Spartan Stores' Annual Report on Form 10-K for the fiscal year ended March 25, 2000

•	Spartan Stores' Quarterly Report on Form 10-Q for the period ended June 17, 2000

•	Spartan Stores' Quarterly Report on Form 10-Q for the period ended September 9, 2000

•	Spartan Stores' Current Report on Form 8-K filed with the SEC on July 20, 2000

•	Spartan Stores' Current Report on Form 8-K filed with the SEC on July 21, 2000

•	Spartan Stores' Current Report on Form 8-K filed with the SEC on August 3, 2000, and Amendment No. 1 to that Current Report on Form 8-K filed with the SEC on September 27, 2000

•	Spartan Stores' Current Report on Form 8-K filed with the SEC on August 16, 2000

•	Spartan Stores' Current Report on Form 8-K filed with the SEC on September 13, 2000

•	Spartan Stores' Current Report on Form 8-K filed with the SEC October 10, 2000

          All other documents filed by Spartan Stores with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities will be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Spartan Stores will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). You may request copies of these documents in writing to: David M. Staples, Executive Vice President Finance and Chief Financial Officer, Spartan Stores, Inc., 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518. Telephone requests may be directed to (616) 878-2000.

WHERE YOU CAN FIND MORE INFORMATION

          Spartan Stores is subject to the informational requirements of the Securities Exchange Act and in accordance with that statute files reports and other information with the SEC. You may inspect and copy such reports and other information at the public reference facilities of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports and other information regarding Spartan Stores that have been filed electronically with the SEC. The address of that site is http://www.sec.gov.

          Additional information regarding Spartan Stores and the Debt Securities offered hereby is contained in a Registration Statement (and the exhibits relating thereto) filed with the SEC under the Securities Act of 1933. The Registration Statement and the exhibits to it may be inspected without charge at the offices of the SEC at the address and web site listed above.

          No person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this Prospectus, and any such other information, projections or representations if given or made must not be relied upon as having been so authorized.

          The delivery of this Prospectus or any sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

		$100,000,000 Debt Securities _______ PROSPECTUS _______ SPARTAN STORES, INC. February __, 2001

________________________ TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	4
Information About Spartan Stores	8
Use of Proceeds	10
Ratio of Earnings to Fixed Charges	10
General Description of the Debt Securities	11
Subordinated Securities	19
Plan of Distribution	20
Legal Matters	21
Experts	21
Incorporation of Certain documents By Reference	21
Where You Can Find More Information	22

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

The expenses payable by Spartan Stores in connection with the issuance and distribution of the securities being registered are estimated to be:

Registration fee	$25,000
Legal fees and expenses	30,000
Accountant's fees and expenses	5,000
Printing fees and expenses	3,000
Miscellaneous expenses	8,000

TOTAL	$71,000

Item 15.          Indemnification of Directors and Officers

          Section 209 of the Michigan Business Corporation Act, as amended (the "MBCA"), sets forth that a corporation's articles of incorporation may provide that, except for certain liabilities, a director will not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty. In addition, Sections 561 to 571 of the MBCA set forth circumstances under which directors, officers, employees or agents of a corporation may be indemnified or insured against any liability that they may incur in such capacities.

          Article VII of Spartan Stores' articles of incorporation provides that a director of Spartan Stores will not be personally liable to Spartan Stores or its shareholders for monetary damages for any breach or omission as a director, except that liability is not limited for: (1) the amount of a financial benefit received by a director to which he or she is not entitled, (2) intentional infliction of harm on Spartan Stores or its shareholders, (3) a violation of Section 555(1) of the MBCA (concerning unlawful dividends, distributions and loans), and (4) an intentional criminal act.

          Michigan law permits, and Article VI of the Spartan Stores' articles requires, indemnification of Spartan Stores' directors and executive officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The articles provide that directors and executive officers shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of their service to Spartan Stores or one of its subsidiaries, or to another organization at the request of Spartan Stores or one of its subsidiaries. Persons who are not directors or executive officers Spartan Stores may be similarly indemnified in respect of such service to the extent authorized at any time by Spartan Stores' board of directors. Furthermore, the articles provides that Spartan Stores may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service, whether or not Spartan Stores would have the power to indemnify him or her against such liability by law or under its articles of incorporation.

          Spartan Stores' bylaws contain extensive provisions concerning indemnification. Among other things, the bylaws provide that Spartan Stores may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Spartan Stores), by reason of the fact that the person is or was a director, officer, employee, or agent of Spartan Stores or is or was serving at the request of Spartan Stores as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or other entity, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Spartan Stores or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of Spartan Stores, the bylaws provide that Spartan Stores may indemnify any person who was or is a party or is threatened to be made a party to any such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Spartan Stores or its shareholders; however, indemnification is not allowed with respect to a claim, issue, or matter in which the person shall have been found liable to Spartan Stores, except to the extent authorized by statute. The bylaws also contain provisions concerning the manner is which the board determines whether a person is entitled to indemnification, the advancement of expenses, other indemnification agreements, insurance and certain definitions and interpretive provisions.

Item 16.          Exhibits. The following documents are filed as exhibits to this Registration Statement on Form S-3:

Exhibit Number	Document

2.1

Agreement and Plan of Merger dated as of April 6, 2000, by and between Spartan Stores, Inc., Spartan Acquisition Corp. and Seaway Food Town, Inc. Incorporated by reference to Annex A to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

2.2

Asset Purchase Agreement dated March 5, 1999 by and between Glen's Market, Inc., Catt's Realty Co. and Glen's Pharmacy, Inc. as Sellers and Valuland, Inc. as Buyer and joined in by certain shareholders of Sellers as the Shareholders and by Universal Land Company as the Real Estate Company and by Spartan Stores, Inc. as the Parent of the Buyer. Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated June 3, 1999. Here incorporated by reference.

2.3

Amendment to Asset Purchase Agreement made as of May 19, 1999, by and between Valuland, Inc. and Glen's Market, Inc., Catt's Realty Co. and Glen's Pharmacy, Inc. Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated June 3, 1999. Here incorporated by reference.

3.1

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Incorporated by reference to Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

3.2

Amended and Restated Bylaws of Spartan Stores, Inc. Incorporated by reference to Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

4.1

Articles IV, V, VIII, IX, X, XII and XIII of the Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Incorporated by reference to Annex A to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

4.2

Articles II, III and X of the Amended and Restated Bylaws of Spartan Stores, Inc. Incorporated by reference to Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

4.3	Non-Subordinated Indenture dated January 12, 2001 between Spartan Stores, Inc. and Chase Manhattan Trust Company, National Association.
4.4	Form of Subordinated Indenture.
4.5	Form of Non-Subordinated Securities.
5	Opinion of counsel as to legality of securities offered
10.1

Warehouse Lease Agreement, dated October 14, 1975, between Connecticut Mutual Life Insurance Company and Spartan Stores, Inc. Previously filed as an exhibit to the Registrant's Form S-1 Registration Statement filed July 18, 1991. Here incorporated by reference.

10.2*	Spartan Stores, Inc. 1991 Stock Bonus Plan, as amended.
10.3*	Spartan Stores, Inc. 1991 Stock Option Plan as amended.
10.4*	Spartan Stores, Inc. 1991 Associate Stock Purchase Plan, as amended.
10.5*

Spartan Stores, Inc. Supplemental Executive Retirement Plan. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 27, 1999. Here incorporated by reference.

10.6

Warehouse Lease Agreement, dated November 8, 1993, between Walker Realty Co. and J.F. Walker Company, Inc. Previously filed as an exhibit to the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed March 16, 1994. Here incorporated by reference.

10.7*

Employment Agreement, dated August 14, 1996, between Spartan Stores, Inc. and James B. Meyer. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 29, 1997. Here incorporated by reference.

10.8*	Spartan Stores, Inc. Long-Term Incentive Plan, as amended.
10.9*	Spartan Stores, Inc. Annual Incentive Plan. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 28, 1998. Here incorporated by reference.
10.10

Credit Agreement dated as of March 18, 1999 among Spartan Stores, Inc., ABN AMRO Bank N.V., as Arranger, Syndication Agent and Collateral Agent, Michigan National Bank, as Co-Arranger and Administrative Agent, and NBD Bank, as Document Agent. Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated June 3, 1999. Here incorporated by reference.

10.11*

Form of Executive Severance Agreement between Spartan Stores, Inc. and certain executive officers. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 27, 1999. Here incorporated by reference.

10.12*

Executive Severance Agreement dated February 23, 1999 between Spartan Stores, Inc. and James B. Meyer. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 27, 1999. Here incorporated by reference.

10.13*	Spartan Stores, Inc. Directors' Stock Purchase Plan.
12	Statement of information regarding ratio of earnings to fixed charges.
23.1	Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 and incorporated herein by reference.
23.2	Consent of Deloitte & Touche LLP.
24	Powers of Attorney
25	Statement of Eligibility and Qualification on Form T-1 regarding Non-Subordinated Indenture.

*          These documents are management contracts or compensation plans or arrangements.

Item 17.          Undertakings.

          The undersigned registrant hereby undertakes:

          (a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

          (1)          To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

          (2)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (3)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and shall be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on January 12, 2001.

SPARTAN STORES, INC.

By*/s/James B. Meyer
James B. Meyer President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)

Signature	Title	Date

*/s/Russell H. VanGilder, Jr.	Director	January 12, 2001
Russell H. VanGilder, Jr.

/s/Alex J. DeYonker	Director	January 12, 2001
Alex J. DeYonker

*/s/Elson S. Floyd	Director	January 12, 2001
Elson S. Floyd, Ph.D.

*/s/Richard B. Iott	Director	January 12, 2001
Richard B. Iott

*/s/Joel A. Levine	Director	January 12, 2001
Joel A. Levine

*/s/Elizabeth A. Nickels	Director	January 12, 2001
Elizabeth A. Nickels

*/s/David M. Staples David M. Staples	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 12, 2001

*By/s/Alex J. DeYonker		January 12, 2001
Alex J. DeYonker, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

2.1

Agreement and Plan of Merger dated as of April 6, 2000, by and between Spartan Stores, Inc., Spartan Acquisition Corp. and Seaway Food Town, Inc. Incorporated by reference to Annex A to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

2.2

Asset Purchase Agreement dated March 5, 1999 by and between Glen's Market, Inc., Catt's Realty Co. and Glen's Pharmacy, Inc. as Sellers and Valuland, Inc. as Buyer and joined in by certain shareholders of Sellers as the Shareholders and by Universal Land Company as the Real Estate Company and by Spartan Stores, Inc. as the Parent of the Buyer. Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated June 3, 1999. Here incorporated by reference.

2.3

Amendment to Asset Purchase Agreement made as of May 19, 1999, by and between Valuland, Inc. and Glen's Market, Inc., Catt's Realty Co. and Glen's Pharmacy, Inc. Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated June 3, 1999. Here incorporated by reference.

3.1

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Incorporated by reference to Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

3.2

Amended and Restated Bylaws of Spartan Stores, Inc. Incorporated by reference to Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

4.1

Articles IV, V, VIII, IX, X, XII and XIII of the Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Incorporated by reference to Annex A to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

4.2

Articles II, III and X of the Amended and Restated Bylaws of Spartan Stores, Inc. Incorporated by reference to Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000.

4.3	Non-Subordinated Indenture dated January 12, 2001 between Spartan Stores, Inc. and Chase Manhattan Trust Company, National Association.
4.4	Form of Subordinated Indenture.
4.5	Form of Non-Subordinated Securities.
5	Opinion of counsel as to legality of securities offered
10.1

Warehouse Lease Agreement, dated October 14, 1975, between Connecticut Mutual Life Insurance Company and Spartan Stores, Inc. Previously filed as an exhibit to the Registrant's Form S-1 Registration Statement filed July 18, 1991. Here incorporated by reference.

10.2*	Spartan Stores, Inc. 1991 Stock Bonus Plan, as amended.
10.3*	Spartan Stores, Inc. 1991 Stock Option Plan as amended.
10.4*	Spartan Stores, Inc. 1991 Associate Stock Purchase Plan, as amended.

10.5*

Spartan Stores, Inc. Supplemental Executive Retirement Plan. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 27, 1999. Here incorporated by reference.

10.6

Warehouse Lease Agreement, dated November 8, 1993, between Walker Realty Co. and J.F. Walker Company, Inc. Previously filed as an exhibit to the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed March 16, 1994. Here incorporated by reference.

10.7*

Employment Agreement, dated August 14, 1996, between Spartan Stores, Inc. and James B. Meyer. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 29, 1997. Here incorporated by reference.

10.8*	Spartan Stores, Inc. Long-Term Incentive Plan, as amended.
10.9*	Spartan Stores, Inc. Annual Incentive Plan. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 28, 1998. Here incorporated by reference.
10.10

Credit Agreement dated as of March 18, 1999 among Spartan Stores, Inc., ABN AMRO Bank N.V., as Arranger, Syndication Agent and Collateral Agent, Michigan National Bank, as Co-Arranger and Administrative Agent, and NBD Bank, as Document Agent. Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated June 3, 1999. Here incorporated by reference.

10.11*

Form of Executive Severance Agreement between Spartan Stores, Inc. and certain executive officers. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 27, 1999. Here incorporated by reference.

10.12*

Executive Severance Agreement dated February 23, 1999 between Spartan Stores, Inc. and James B. Meyer. Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 27, 1999. Here incorporated by reference.

10.13*	Spartan Stores, Inc. Directors' Stock Purchase Plan.
12	Statement of information regarding ratio of earnings to fixed charges.
23.1	Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 and incorporated herein by reference.
23.2	Consent of Deloitte & Touche LLP.
24	Powers of Attorney
25	Statement of Eligibility and Qualification on Form T-1 regarding Non-Subordinated Indenture.

*          These documents are management contracts or compensation plans or arrangements.